Exhibit 3.1

Effective August 31, 2007

AMENDMENT TO THE

THIRD AMENDED AND RESTATED BY-LAWS OF

WCI COMMUNITIES, INC.

The following sets forth the amendment to Article II, Section 5 and 6 of the Third Amended and Restated By-Laws
(the “By-Laws”) of WCI Communities, Inc., a Delaware corporation (the “corporation”), adopted by the Board of Directors of the corporation on August 19, 2007.

Section 5:

(a) The Board of Directors may from time to time establish such other committees to serve at the pleasure of the Board which shall be comprised of such members of the Board and have such duties as the Board shall from time to time establish. Any director may belong to any number of committees of the Board. The Board may also establish such other committees with such members (whether or not directors) and such duties as the Board may from time to time determine.

(b) The IP Committee of the Board of Directors (the “IP Committee”) is hereby designated with the exclusive power and authority, from August 31, 2007 up to but not including the date of the corporation’s 2009 annual meeting of stockholders, (i) to nominate three (3) persons for election as directors at the corporation’s 2008 annual meeting of stockholders, (ii) to fill any vacancy on the Board of Directors among the Icahn Directors (as defined below) and (iii) to fill any vacancies on the IP Committee. “Icahn Directors” means Carl C. Icahn, Keith Meister and David Schechter or, if prior to the 2007 annual meeting of stockholders of the corporation any of such persons is unable or unwilling to serve, any substitute selected by Icahn Partners LP, Icahn Partners Master Fund LP and High River Limited Partnership (collectively, the “Icahn Parties”) prior to such meeting and elected to the Board of Directors at the 2007 annual meeting of stockholders of the corporation and the three (3) persons nominated for election by the IP Committee in accordance with clause (i) of this Section 5(b) and elected to the Board of Directors at the 2008 annual meeting of stockholders of the corporation. The IP Committee shall consist of the Icahn Directors that are members of the Board of Directors, from time to time, including as a result of a vacancy among any Icahn Director filled by the IP Committee as provided above. This Section 5(b) may be amended by the Board of Directors only by the affirmative vote of 88.88% of the total authorized number of directors (the “Specified Board Vote”).

(c) The ID Committee of the Board of Directors (the “ID Committee”) is hereby designated with the exclusive power and authority, from August 31, 2007 up to but not including the date of the corporation’s 2009 annual meeting of stockholders, (i) to nominate three (3) persons for election as directors at the corporation’s 2008 annual meeting of stockholders, (ii) to fill any vacancy on the Board of Directors among the Incumbent Directors (as defined below) and (iii) to fill any vacancy on the ID Committee. “Incumbent Directors” means Don E. Ackerman, Charles E. Cobb, Jr. and

Hilliard M. Eure, III, or, if prior to the 2007 annual meeting of stockholders of the corporation any of such persons is unable or unwilling to serve, any substitute selected by the corporation’s Board of Directors prior to such meeting and elected to the Board of Directors at such meeting and the three (3) persons nominated for election by the ID Committee in accordance with clause (i) of this Section 5(c) and elected to the Board of Directors at the 2008 annual meeting of stockholders of the corporation. The ID Committee shall consist of the Incumbent Directors that are members of the Board of Directors, from time to time, including as a result of a vacancy among any Incumbent Director filled by the ID Committee as provided above. This Section 5(c) may be amended by the Board of Directors only with the Specified Board Vote.

(d) The OS Committee of the Board of Directors (the “OS Committee”) is hereby designated with the exclusive power and authority, from August 31, 2007 up to but not including the date of the corporation’s 2009 annual meeting of stockholders, (i) to nominate three (3) persons for election as directors at the corporation’s 2008 annual meeting of stockholders, (ii) to fill any vacancy on the Board of Directors among the Other Stockholders Directors (defined below) and (iii) to fill any vacancy on the OS Committee; provided, that each of the IP Committee and the ID Committee shall have approved any persons selected by the OS Committee for nomination for election as directors at the corporation’s 2008 annual meeting of stockholders (other than Craig W. Thomas, Nick Graziano and Jonathan R. Macey) and any such vacancy, as the case may be, in each case, by majority vote of each such committee; provided, further, that if the IP Committee and the ID Committee do not so approve of any such person(s) within one (1) month after receipt of the name of the proposed person(s) in accordance with the foregoing proviso, in lieu of the approval right of the IP Committee and the ID Committee, the entire Board of Directors shall have the right to approve of such person(s) by majority vote. “Other Stockholders Directors” means Craig W. Thomas, Nick Graziano and Jonathan R. Macey or, if prior to the 2007 annual meeting of stockholders of the corporation any of Craig W. Thomas, Nick Graziano and Jonathan R. Macey, or any substitute thereof, is unable or unwilling to serve, any substitute selected by S.A.C. Capital Advisors, LLC, Sandell Asset Management Corp. and the mutual agreement of the corporation and the Icahn Parties, respectively, prior to such meeting and elected to the Board of Directors at such meeting and the three (3) persons nominated for election by the OS Committee in accordance with clause (i) of this Section 5(d) (including the applicable provisos thereto) and elected to the Board of Directors at the 2008 annual meeting of stockholders of the corporation. The OS Committee shall consist of the Other Stockholders Directors that are members of the Board of Directors, from time to time, including as a result of a vacancy among any Other Stockholders Director filled by the OS Committee as provided above. This Section 5(d) may be amended by the Board of Directors only with the Specified Board Vote.

Section 6. Except as otherwise provided in this Section 6 and Section 5, from August 31, 2007 up to but not including the date of the corporation’s 2009 annual meeting of stockholders, newly created directorships in the Board of Directors that result from an increase in the number of directors and any vacancy occurring in the Board of Directors shall be filled only with the Specified Board Vote; and the directors so chosen shall hold office for a term as set forth in the Second Restated Certificate of

Incorporation of the corporation. Notwithstanding anything herein to the contrary, from the date of the corporation’s 2007 annual meeting of stockholders up to but not including the date of the corporation’s 2009 annual meeting of stockholders, except as otherwise provided in the Agreement, dated as of August 20, 2007 (as may be amended from time to time, the “Agreement”), by and among the corporation, and the Icahn Parties (and in addition to any other vote required by the Second Restated Certificate of Incorporation, these By-Laws or by law), approval by the Specified Board Vote shall be required to increase or decrease the number of directors of the Board of Directors, unless the Agreement is terminated or terminates in accordance with its terms. If any applicable provision of the General Corporation Law of the State of Delaware expressly confers power on stockholders to fill such a directorship at a special meeting of stockholders, such a directorship may be filled at such meeting only by the affirmative vote of at least 75 percent in voting power of all shares of the corporation entitled to vote generally in the election of directors, voting as a single class. This Section 6 may be amended by the Board of Directors and with the Specified Board Vote.

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CERTIFICATE OF SECRETARY

OF

WCI COMMUNITIES, INC.

I, Vivien N. Hastings, do hereby certify:

(1) That I am the duly elected Secretary of WCI Communities, Inc., a Delaware corporation (the “corporation”); and

(2) That the foregoing Amendment to the Third Amended and Restated By-Laws of the corporation (the “By-Laws”), effective August 31, 2007, constitutes part of the By-Laws as duly adopted by the Board of Directors of the corporation on August 19, 2007.

IN WITNESS WHEREOF, I have hereunto subscribed my name this      day of August, 2007.

Name:	Vivien N. Hastings
Title:	Senior Vice President, Secretary and General Counsel